Exhibit 1.1

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated the 8th day of May 1998, by and between MAXXIM MEDICAL, INC., a Delaware corporation ("Seller"), and AN-CON GENETICS INC., a Delaware corporation ("Buyer").

                                                 W I T N E S S E T H:

     WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain of Seller's assets and liabilities of Seller's electrosurgical generator product line, all upon the terms and conditions set forth herein.

     NOW,   THEREFORE,   in   consideration   of   the   respective   covenants,
representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

     1.1. Sale of Assets. Seller hereby grants, sells, conveys, assigns, transfers and delivers to Buyer all right, title and interest of Seller in and to the following assets of Seller's electrosurgical product line, including models X10, 400, CSV and Specialist, and associated with the name "Bovie" (collectively, the "Assets"):
     a. the machinery, equipment, tools, furniture, furnishings, goods and other tangible personal property set forth on Exhibit A annexed hereto;

b. the inventory set forth on Exhibit B annexed hereto;

     c. the rights and ownership to the name "Bovie" under any trade names and the trademarks and patents set forth on Exhibit C annexed hereto (the "Intellectual Property"); and

d. the goodwill associated with the name "Bovie".

     1.2. Assumption of Liabilities. From and after the date hereof, Buyer agrees to assume responsibility for all liabilities and obligations associated with the Assets, including but not limited to all liabilities and obligations therefor under warranties, express or implied (but not including any product liability obligations for products sold by Seller prior to the date hereof), and all liabilities and obligations for purchase orders outstanding on the date hereof for parts therefor as set forth on Exhibit D hereto (collectively, the "Assumed Liabilities"). Seller agrees to reimburse Buyer for repairs performed by or on behalf of Buyer after the date hereof under any outstanding product warranties for "Bovie" branded generators sold by Seller prior to the date hereof as follows: (i) parts shall be reimbursed to the extent of Buyer's direct out of pocket expenses therefor and (ii) labor shall be reimbursed at the rate of $42.50 per hour. Buyer shall submit detailed invoices for such parts and labor to Seller on a quarterly basis.

     1.3. The Purchase Price. The total purchase price to be paid by Buyer to Seller for the sale of the Assets and the assumption of the Assumed Liabilities (the "Purchase Price") is three million (3,000,000) shares of the common stock of Buyer, $.001 par value per share (the "Shares"). Buyer and Seller acknowledge that the Shares can not be delivered to Seller until an amendment to Buyer's Certificate of Incorporation increasing the authorized Common Stock of Buyer (the "Amendment") is approved by its shareholders and filed with the Secretary of State of Delaware. Accordingly, Buyer hereby delivers to Seller a Secured Convertible Promissory Note, in the form annexed hereto as Exhibit E (the "Note"), which Note shall (a) be in the principal amount of Three Million Dollars ($3,000,000), (b) be secured in accordance with the terms of the Security Agreement delivered herewith by Buyer and its wholly owned subsidiary, Aaron Medical Industries, Inc., to Seller in the form annexed hereto as Exhibit F (the "Security Agreement"), and (c) automatically convert into the Shares upon the filing of the Amendment with the Secretary of State of Delaware. With respect to the Shares, Seller shall have all the rights and benefits of the Registration Rights Agreement to be entered into simultaneously herewith between Buyer and Seller in the form annexed hereto as Exhibit G (the "Registration Rights Agreement").

     1.4. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Exhibit H annexed hereto. Buyer and Seller each hereby covenant and agree that it will not take a position that is in any way inconsistent with the terms of this Section 1.4 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                               FURTHER ASSURANCES

     2.1. Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place simultaneously with the execution of this Agreement on the date hereof but shall be effective at 12:01 a.m. on May 11, 1998. The date of the Closing is sometimes herein referred to as the "Closing Date."

2.2.   Items to be Delivered at Closing.  At the Closing:

a.  Seller shall deliver to Buyer the following:

     (i) a duly executed bill of sale in the form annexed hereto as Exhibit I transferring and assigning to and vesting in Buyer all of Seller's right, title and interest in and to the Assets;

     (ii) a duly executed Registration Rights Agreement; and

     (iii) a duly executed Supply and License Agreement between Buyer and Seller in the form annexed hereto as Exhibit J (the "Supply and License Agreement").

b. Buyer shall deliver to Seller the following:

     (i)    a duly executed Note;

     (ii) a duly executed Registration Rights Agreement;

     (iii) a duly executed Supply and License Agreement;

     (iv)   a duly executed Security Agreement;

     (v) written confirmation from each member of its Board of Directors that Kenneth W. Davidson is appointed to Buyer's Board of Directors effective on the date hereof;

     (vi) a copy of its Articles of Incorporation and By-laws, certified by an officer of Buyer as being true, correct and complete; and

     (vii) a certificate, dated as of a recent date, of the Secretary of State of Delaware and each additional state in which Buyer is qualified to do business to the effect that Buyer is in good standing in such state.

     2.3. Further Assurances. From and after the Closing, Seller and Buyer will cooperate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

     a. Legal Authority and Enforceable Obligations. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the power and authority to execute, deliver and perform this Agreement and all the other documents and agreements delivered in connection herewith. This Agreement and all the other documents and agreements required to be delivered by Seller in accordance with the provisions hereof have been duly executed and delivered on behalf of Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     b. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance or governmental rule or regulation to which Seller is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (iii) the Articles of Incorporation or By-laws of Seller or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party or by which any of the Assets are bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the sale to Buyer of the Assets.

     c. Title to Tangible Assets. Seller has and shall transfer to Buyer at the Closing good and marketable title to all of the tangible Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever.

     d. Intellectual Property. Seller owns or has the legal right to use and transfer to Buyer the Intellectual Property. To Seller's knowledge, such ownership or use does not conflict, infringe or violate the rights of any other person.

     e. Compliance. To Seller's knowledge, the tangible Assets are in compliance in all material respects with all applicable rules and regulations, including but not limited to applicable rules and regulations of the Food and Drug Administration.

     f. Finder's Fee. Seller has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     a. Legal Authority and Enforceable Obligations. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power and authority to execute, deliver and perform this Agreement and all the other documents and agreements delivered in connection herewith and issue and deliver the Note to Seller. Upon the filing of the Amendment with the Secretary of State of Delaware, Buyer will have all necessary power and authority to issue the Shares to Seller. This Agreement and all the other documents and agreements required to be delivered by Buyer in accordance with the provisions hereof have been duly executed and delivered on behalf of Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     b. Validity of Contemplated Transactions. Except as set forth on Schedule 3.2(b), the execution, delivery and performance of this Agreement and the other documents and agreements delivered in connection herewith to Seller by Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under
(i) any existing law, ordinance or governmental rule or regulation to which Buyer is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (iii) the Articles of Incorporation or By-laws of Buyer or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound. Except as set forth on
Schedule 3.2(b) no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the issuance and delivery of the Shares to Seller.

     c. Capitalization; Stock Ownership. The authorized capital stock of Buyer consists of 15,000,000 shares of Common Stock, $.001 par value per share, of which 15,000,000 shares are reserved for issuance or issued and outstanding. No shares of the Buyer's capital stock are held by it as treasury stock. All of such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them have been issued in violation of any preemptive or other right. Except as set forth on Schedule 3.2(c), Buyer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Buyer and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Buyer or any other security exercisable or convertible into any capital stock or any other security of Buyer. Except as set forth on
Schedule 3.2(c), Buyer is not a party to or bound by any contract, agreement or arrangement to register under the Securities Act of 1933, as amended, or otherwise dispose of any of its capital stock. Except as set forth on Schedule 3.2(c), Buyer does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization. The Shares have been duly and validly issued and are fully paid and nonassessable. Upon the filing of the Amendment with the Secretary of State of Delaware, the authorized capital stock of Buyer will consist of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

     d. Financial Statements. Buyer has delivered to Seller the audited consolidated balance sheet of Buyer as of December 31, 1995, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto (collectively the "Financial Statements"). The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied by Buyer according to past practice throughout the periods indicated. The Financial Statements are complete and correct and fairly and accurately present the financial condition and the results of operations of Buyer as at the dates and for the periods indicated. As at December 31, 1997 (the "Balance Sheet Date") there was no liability of any nature or in any amount that should be properly reflected or reserved against in the balance sheet as of such date (the "Balance Sheet") which is not fully reflected or reserved against in the Balance Sheet.

     e. No Undisclosed Liabilities. Except as set forth in Schedule 3.2(e), Buyer has no known material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations adequately reflected or reserved against in the Balance Sheet (and the notes thereto) and current liabilities incurred since the Balance Sheet Date in the ordinary course of business. Buyer is not in default under the terms or conditions of any indebtedness for which it is obligated directly, indirectly or as an endorser thereof.

     f. Absence of Changes. Since the Balance Sheet Date, Buyer has conducted its business in the ordinary and usual course and has used its best efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with vendors, suppliers, distributors, clients and others having business relationships with it. Since the Balance Sheet Date, Buyer has not had any material adverse change in its business, operations (present or prospective), assets, properties, liabilities or condition (financial or otherwise) and, to Buyer's best knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

     g. Title to and Condition of Properties and Assets.  Except as set forth on
Schedule 3.2(g), Buyer has good and marketable title to all of its properties and assets, including, without limitation (i) all properties and assets used in its business and (ii) all properties and assets reflected on the Balance Sheet, in each instance free and clear of all encumbrances, liens, charges, claims or other restrictions of any kind or character, except liens for current taxes, assessments or governmental charges not yet due as to which sufficient reserves have been created. The facilities and fixed assets of Buyer are in good operating condition and repair, subject to normal wear and tear, and none of the properties or assets owned or leased by Buyer is in violation of any applicable law, ordinance, rule or regulation.

     h. Contracts. Schedule 3.2(h) contains an accurate and complete list of all contracts which (i) are material to the condition (financial or otherwise), operations, assets or business of Buyer; (ii) involve total annual sales, payments or commitments by Buyer in excess of $100,000; (iii) include distribution, supply and licensing arrangements; (iv) are contracts with security holders, directors, officers, employees, agents or consultants, or any affiliates of the foregoing; (v) provide for a discount other than in the ordinary course of business and consistent with past practices; (vi) provide for the future purcghase by Buyer of any materials, equipment, services or supplies continuing for a period of more than twelve months from the date of such contract (including periods covered by any option to renew by either party), or provide for a price materially in excess of current market prices or for purchase obligations in excess of normal operating requirements over its remaining term; (vii) obligate Buyer to borrow money or guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or any other person or entity; or (viii) limit the freedom of Buyer to compete in any line of business in any geographic area. Complete and correct copies of all such contracts have been delivered to Seller. All of such contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms. Neither Buyer nor any other party thereto is in violation of any of the terms of or in default under any such contract, nor has there occurred any event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or a default by any party thereunder.

     i. Litigation. Except as set forth in Schedule 3.2(i), there is no action, suit, proceeding or investigation, either at law or in equity, by or before any governmental or other instrumentality or agency, or any other entity or person pending or, to Buyer's best knowledge, threatened or proposed or any circumstances that could reasonably form the basis of any action, suit, proceeding or investigation, against or affecting Buyer or any of its properties or assets which, if determined adversely to Buyer, could (i) materially and adversely affect the condition (financial or otherwise), operations (present or prospective), properties or assets of Buyer; (ii) question the validity of this Agreement or any of the transactions contemplated hereby; or (iii) seek to delay, prohibit or restrict any actions taken or to be taken by Buyer hereunder.

     j. Intellectual Properties. Schedule 3.2(j) contains a true and complete list of all patents, copyrights, inventions, software, customer lists, trademarks, trade names, service marks and all registrations and applications therefor and licenses thereto, owned or used by Buyer in the operation of its business. All such intellectual property is owned by Buyer free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever, and Buyer has the exclusive right to use such intellectual property in the operation of its business without payment to a third party. None of Buyer's intellectual property infringes or, to Buyer's best knowledge, is infringed upon by any rights of third parties or is involved in any opposition, invalidation or cancellation action. Buyer's intellectual property is sufficient for the operation of Buyer's business as currently conducted.

     k. Compliance with Laws. Buyer and all of its assets and properties are in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders, judgments and decrees of each and every jurisdiction applicable to Buyer, its assets and properties. Buyer has not received any notice or other communication from any governmental authority or agency regarding any actual, alleged or potential violation of, or failure to comply with, any law, rule, regulation, ordinance, order, judgment or decree and, to Buyer's best knowledge, there does not exist any reasonable basis for any claim of material default under or material violation of any such law, rule, regulation, ordinance, order, judgment or decree.

     l. Employees. Schedule 3.2(l) sets forth an accurate and complete list of all officers and key employees of Buyer showing as to each the nature of the officer's or employee's job, years of service, the amount or rate of compensation, all entitlements to vacation, personal days and sick leave and eligibility to participate in any of Buyer's pension, retirement, profit sharing, deferred compensation, stock bonus, stock option, stock ownership, insurance, medical or any other employee benefit plan. No employee of Buyer is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality, non-competition or proprietary rights agreement, that in any way adversely affects (i) the performance of his or her duties as an employee of Buyer, (ii) the ability of Buyer to conduct its business as presently conducted and contemplated to be conducted or (iii) the consummation of the transactions contemplated by this Agreement.

     m. Employee Benefit Plans. Set forth on Schedule 3.2(m) is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans"), within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, currently maintained or contributed to by Buyer. Buyer does not maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Internal Revenue Code of 1986 as amended (the "Code"), or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Buyer has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of Buyer or of any entity treated as a single employer with Buyer under Section 414 of the Code (an "ERISA Affiliate") or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Sections
4062(f), 4063 of 4064 of ERISA, and Buyer does not know of any facts or circumstances which could reasonably be expected to give rise to any liability of Buyer to the PBGC under Title IV of ERISA which could reasonably be expected to result in any claims being made against the Purchaser by the PBGC. Buyer is not a party to any pension plan that is a "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA) and has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability), within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a multi-employer plan and no event has occurred, and, to Buyer's best knowledge, there exists no condition or set of circumstances which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer plan which could result in any liability to a multi-employer plan. Buyer has made all payments and contributions which Buyer is required to make and which are currently due with respect to all Employee Benefit Plans in accordance with applicable law, the terms of the Employee Benefit Plans or any agreement relating to any Employee Benefit Plan to which Buyer is a party. Buyer has made adequate provisions for reserves required to be reflected in accordance with generally accepted accounting principles consistently applied in the Balance Sheet to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as set forth in the documents evidencing such Plans and have not been materially increased subsequent to the date as of which documents have been provided. Buyer has no material monetary obligation, contingent or otherwise, under any Employee Benefit Plan providing hospitalization, major medical or other medical coverage, other than the payment of premiums to insurance carriers, health maintenance organizations or preferred provider organizations, which is not fully insured or substantially covered by adequate stop loss policies currently in force. Except as set forth on Schedule 3.2(m), Buyer has no obligations under any Employee Benefit Plan, or under any oral or written agreement with any present or former employees, to provide (i) ongoing medical or life insurance coverage or similar post-termination benefits to any former employee (other than COBRA continuation coverage required by law), or (ii) severance payments (other than accrued salary and vacation pay) to any employee upon retirement or other termination of employment.

     n. Governmental Authorizations and Regulations. Schedule 3.2(n) lists all licenses, franchises, permits and other governmental authorizations held by Buyer material to the conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and Buyer has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Buyer holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on its business. Except as set forth on Schedule 3.2(n), Buyer's business is not being conducted, and no properties or assets of Buyer relating thereto are owned or are being used by Buyer, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All products manufactured or sold by Buyer comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof.
o. Taxes.

     (i) Buyer has filed within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns, information returns, forms, reports, declarations and all other tax reports and returns (collectively, "Returns") which are required to be filed by it through the date hereof. Each Return is true, correct and complete and accurately reflects all required and appropriate liability for taxes of Buyer for the periods covered thereby and no Return has been amended. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments, including estimated taxes and interest and penalties (collectively, "Taxes"), payable by or due from Buyer have been fully and timely paid or fully provided for in the books and records of Buyer except for such Taxes which are being contested in good faith, by appropriate proceedings, and as to which adequate reserves (determined in accordance with generally accepted accounting principles consistently applied) have been provided in the Balance Sheet. Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the filing of any Return or the payment of any Tax assessment or deficiency.

     (ii) All deficiencies proposed as a result of any audits conducted of the Returns of Buyer by the Internal Revenue Service or relevant state or local tax authorities have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings and are disclosed on Schedule 3.2(o). No examination, audit or inquiry of any Return, federal, state or otherwise, of Buyer is currently in progress and Buyer has not received notice of intent to commence any examination, audit or inquiry of any such Return from any taxing authority. Buyer has not settled, issued or entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that may reasonably be expected to result in a material deficiency for any other taxable year not so examined that has not been accrued on the Balance Sheet in accordance with generally accepted accounting principles consistently applied.

     (iii) The charges, accruals and reserves with respect to Taxes on the Balance Sheet and the books and records of Buyer are adequate (determined in accordance with generally accepted accounting principles consistently applied) and are at least equal to Buyer's liability for Taxes. There exists no proposed tax assessment against Buyer except as disclosed in the Balance Sheet. All Taxes that Buyer is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority.

     p. Insurance. Schedule 3.2(p) contains a true and complete list of all insurance policies which Buyer maintains with respect to its business, its products and its officers, directors and employees together with the name of the insurer, each insured party, the type and amount of coverage, premium and deductible amounts and the expiration dates therefor. All such policies are in full force and effect and accurate and complete copies thereof have been delivered to Seller. Buyer has paid all premiums due and has otherwise performed all of its obligations under such policies and there currently exists no right of termination or refusal of coverage on the part of the insurance carriers as a result of any prior default on the part of Buyer. Buyer will maintain such policies in full force and effect following the consummation of the transactions contemplated hereby, with total coverage of no less than $5 million for product liability insurance, and will provide Seller with prompt notice of any cancellation of or material modifications to any such insurance policies.

     q. Related Transactions. Except as set forth on Schedule 3.2(q), neither Buyer nor any officer, director, employee or affiliate of Buyer currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to Buyer's business or owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person or entity that (i) has business dealings or a material financial interest in any transaction with Buyer (other than business dealings or transactions conducted in the ordinary course of business with Buyer at substantially prevailing market prices and on substantially prevailing market terms), or (ii) is engaged in competition with Buyer with respect to any line of the products or services of Buyer. Except as set forth on Schedule 3.2(q), none of Buyer's officers, directors, employees or affiliates is a party to any contract with, or has any claim or right against, Buyer, other than employment contracts between Buyer and its officers and employees.

     r. Disclosure. To the best of its knowledge, no representation or warranty of Buyer in this Agreement or in any schedule, agreement, document or certificate delivered in accordance with the terms hereof by Buyer contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which made, in order to make the statements contained herein or therein not misleading. There is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations (present or prospective), properties, assets or liabilities of Buyer in any material respect that is not set forth in this Agreement or the schedules hereto.

     s. Public Documents. Buyer has furnished Seller with a true and complete copy of each report and registration statement filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1995, which are all the documents that it was required to file with the SEC since such date (the "Public Documents"). As of their respective dates, the Public Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Public Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The Public Documents do not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date hereof except for such facts as are disclosed herein and except for the transactions contemplated hereby.

     t. Finder's Fee. Buyer has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                          ARTICLE IV - INDEMNIFICATION

     4.1. Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Buyer Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees (collectively, "Damages"), incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of (i) any and all liabilities and obligations of Seller that arose prior to the Closing which are not included in the Assumed Liabilities; (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any other document or agreement furnished to Buyer pursuant to the terms hereof; or (iii) any liability under any federal or state securities laws arising from or relating to any misstatements or omissions of material facts concerning this Agreement or the transactions contemplated hereby in any documents filed by Seller with the SEC except to the extent such liability relates to written information provided by Buyer included in such documents.

     4.2. Indemnification Obligation Of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of any and all Damages incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any (i) any Assumed Liability; (ii) any liability or obligation with respect to any Asset that arises on or after the Closing Date; (iii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement or other document or agreement furnished to Seller pursuant to the terms hereof; or (iv) any liability under any federal or state securities laws arising from or relating to the sale or offer to sell the Shares to Seller or any misstatements or omissions of material facts concerning this Agreement or the transactions contemplated hereby in any documents filed by Buyer with the SEC, except to the extent such liability relates to written information provided by Seller included in such documents .

     4.3. Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

     If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article IV; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

     4.4. Payment. Upon the determination of the liability under Section 4.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. The indemnification obligations hereunder shall survive the consummation of the transactions described herein and shall not be limited by any amount payable by Buyer to Seller hereunder.

     4.5. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article IV are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby.

                        ARTICLE V - POST CLOSING MATTERS

     5.1. Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any exhibit, document or instrument furnished hereunder shall survive the Closing for a period of three years; provided, however, the representations and warranties contained in Sections 3.1(c) and 3.2(c) shall survive indefinitely. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

     5.2. Amendment of An-Con Certificate of Incorporation. As promptly as practicable after the execution hereof, Buyer agrees to take all action necessary to obtain shareholder approval for and to file with the Secretary of State of Delaware the Amendment so that the Note can be converted into the Shares. As soon as the Amendment is so filed, Buyer shall deliver written confirmation thereof and the Shares to Seller and Seller shall deliver the Note to Buyer. Buyer agrees to provide Seller with copies of all proxy statements and other communication between it and its shareholders concerning the Amendment simultaneously with any distribution of such communication to its shareholders. Buyer agrees to use its best efforts to conclude all such actions within six months of the date hereof.

     5.3. Maintenance of Records. Each of Seller and Buyer shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets or the Assumed Liabilities which records are either required by law to be maintained or reasonably necessary in order for Buyer to conduct its business. After the Closing Date, Seller shall provide Buyer with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to such records of Seller but only to the extent relating to the Assets or the Assumed Liabilities prior to the Closing, and Buyer and its representatives shall have the right to make copies of such books and records.

     5.4. Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party, and will account to the other for all such receipts.

     5.5. Transition Period. For a period of sixty (60) days after the Closing Date (the "Transition Period"), Seller agrees to use reasonable efforts to make available to Buyer certain of its employees and sublease to Buyer a portion of its Sugar Land facilities currently used by Seller, in order to assist Buyer in the operation, use and transfer of the Assets. Seller agrees to provide the foregoing to Buyer free of charge to Buyer for the Transition Period. In the event Buyer utilizes such facilities and any such employees beyond the Transition Period, Buyer shall reimburse Seller for the same at the rate of $7,500 per week, payable in the form of a credit against any purchases of Buyer's products by Seller pursuant to the Supply and License Agreement. Buyer agrees to be bound by and comply with all of the terms and conditions of the lease between Seller and Henley Healthcare for such facilities for so long as Buyer uses such premises.

     5.6. Additional Actions and Documents. From and after the Closing Date, Seller will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Buyer may request from time to time to evidence the transfer of the Assets to Buyer and to fully effectuate the purposes and terms of this Agreement

     5.7. Press Releases. Neither of the parties hereto nor any of their respective employees, agents or representatives shall issue any press release concerning the transactions described herein without prior notice to and reasonable consent and approval of the other party hereto. Each of the parties hereto agrees to pay to the other party liquidated damages of One Hundred Thousand Dollars ($100,000) in the event of a breach by such party of the provisions of this Section 5.7 which the parties agree is a reasonable amount to pay for such breach because of the irreparable damage that such a breach will create. In the event Buyer breaches the provisions of this Section 5.7, at its election it may issue Seller such additional number of shares of its duly authorized Common Stock which are valued at $100,000 based on the average of the closing bid and asked prices for the Common Stock, as quoted on the Over the Counter Bulletin Board (or such other market or exchange on which it is then listed), for the thirty (30) days preceding such breach.

     5.8. Reversion of Intellectual Property. In the event that Buyer applies for or consents to the appointment of a receiver, trustee or liquidator of it or any of its property, admits in writing its inability to pay its debts as they mature, makes a general assignment for the benefit of creditors, files a petition seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization or insolvency law or has a petition filed against it which is not dismissed within 60 days, then all right, title and interest in and to the Intellectual Property shall automatically revert to Seller. Notwithstanding the foregoing, Buyer shall retain its right, title and interest in and to the Intellectual Property in the event any of the foregoing actions involve a petition for reorganization and Buyer is reorganized as a solvent entity within one year of the date of such petition. Buyer agrees to take any action and execute any document which Seller deems necessary or desirable to effectuate the foregoing transfer.

     5.9. Enlargement of Board of Directors. Buyer represents to and warrants to Seller that its By-laws fix the maximum number of members of its Board of Directors at seven (7). Buyer agrees that in the event the size of its Board of Directors is enlarged it will cause its directors to appoint as director such additional designees as Seller selects in the approximate proportion that Seller's shares of Common Stock bears to the total outstanding shares of Common Stock. Consistent with the foregoing, if the Board is increased to nine (9) members, Seller may appoint one (1) additional designee to the Board.

                           ARTICLE VI - MISCELLANEOUS

     6.1. Taxes. Buyer shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller or Buyer and Buyer shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

     6.2. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

     6.3. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     6.4. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

     6.5. Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

     6.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, to the parties' respective principal places of business. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so personally delivered, one business day after being sent by overnight mail or five business days after being deposited in the U.S. mail.

     6.7. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

     6.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article IV hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     6.9. Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     6.10. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

     6.12. Rules of Construction. The rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such an agreement are hereby waived and relinquished by each party.

     6.13. Arbitration. Any dispute arising under or in connection with this Agreement shall be submitted to arbitration in Pinellas County, Florida to a member of the American Arbitration Association mutually appointed by the parties hereto (or, in the event the parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report their findings to the parties. Such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto to all fees and disbursements of such arbitrator or arbitrators and reasonable attorney's fees, costs and expenses incurred by the prevailing party in such arbitration.

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


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                           MAXXIM MEDICAL, INC.


                           By:      /s/ Kenneth W. Davidson
                           Name:    Kenneth W. Davidson,
                                    Chief Executive Officer


                           AN-CON GENETICS INC.


                           By:      /s/ J. Robert Saron
                           Name:    J. Robert Saron,
                                    Chief Executive Officer